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                                                                       EXHIBIT 5
                                                                       -------
June 15, 2001

Securities and Exchange Commission
450 Fifth Street, N. W.
Judiciary Plaza
Washington D. C. 20549

Re:  Grubb & Ellis Company
     1,825,000 Shares of Common Stock, Par Value $0.01 per Share
     -----------------------------------------------------------

Ladies/Gentlemen:

The undersigned is Assistant General Counsel of Grubb & Ellis Company, a Delaware corporation (the "Company"). This legal opinion is being provided in connection with the registration on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission by the Company on June 15, 2001 under the Securities Act of 1933, as amended, of 1,500,000 shares of common stock of the Company, par value $0.01 per share ("Common Stock"), issuable under the Grubb & Ellis Company 2000 Stock Option Plan, effective as of November 16, 2000 (the "2000 Plan"); 125,000 shares of Common Stock issuable under the Stock Purchase Agreement dated May 15, 2001 between Barry M. Barovick and the Company (the "Purchase Agreement"); and 200,000 shares of Common Stock issuable under the incentive compensation provisions of the Employment Agreement dated May 15, 2001 between Barry M. Barovick and the Company (the "Employment Agreement"). The shares issuable under the 2000 Plan, the Purchase Agreement and the Employment Agreement are hereinafter referred to as the "Shares."

In connection with this opinion, the undersigned is familiar with the corporate proceedings taken by the Company related to the issuance of the Shares, and has made such other examinations of law and fact as considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, the undersigned is of the opinion that the Shares have been duly authorized and when issued pursuant to the 2000 Plan, the Employment Agreement and the Purchase Agreement, as applicable, will be validly issued, fully paid and non-assessable.

The undersigned is opining herein as to the effect on the issuance of the Shares only of the General Corporation Law of the State of Delaware. The undersigned expresses no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or other laws of any other local agencies within any state.

The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Carol M. Vanairsdale
---------------------------
    Carol M. Vanairsdale
    Assistant General Counsel